EXHIBIT 5.1
[WEIL, GOTSHAL & MANGES LLP LETTERHEAD]
May 25, 2006
Gentiva Health Services, Inc.
3 Huntington Quadrangle, Suite 200S
Melville, New York 11747-4627
Ladies and Gentlemen:
      We have acted as counsel to Gentiva Health Services, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended, relating to the registration of 3,194,137 shares (the “Shares”) of the Company’s common stock, par value $0.10 per share. The Shares are being registered by the Company pursuant to the terms of the registration rights agreement, dated as of February 28, 2006, between the Company and Rodney D. Windley, as representative for the selling stockholders listed on Schedule I thereto (the “Registration Rights Agreement”).
      In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement, (ii) the prospectus contained in the Registration Statement (the “Prospectus”), (iii) the Registration Rights Agreement, and (iv) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.
      In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.
      Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.
      We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP